Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER REPORTS SECOND QUARTER 2018 U.S. GAAP NET EARNINGS OF $1.30 PER DILUTED SHARE, OR $1.18 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

RAISES FULL YEAR EPS GUIDANCE RANGE TO $4.45-$4.50

Auburn Hills, Michigan, July 26, 2018 – BorgWarner Inc. (NYSE: BWA) today reported second quarter results.

Second Quarter Highlights:

•	U.S. GAAP net sales of $2,694 million, up 12.7% compared with second quarter 2017.

◦	On a comparable basis, excluding the impact of foreign currencies and the acquisition of Sevcon, net sales were up 7.3% compared with second quarter 2017.

•	U.S. GAAP net earnings of $1.30 per diluted share.

◦	Excluding non-comparable items (detailed in the table below), net earnings were $1.18 per diluted share.

•	U.S. GAAP operating income of $312.8 million.

◦	Adjusted operating income was 12.7% of net sales.

Full Year 2018 Guidance: The company has increased its 2018 full year organic growth guidance.  Full year net sales are expected to be $10.64 billion to $10.75 billion, implying organic sales growth of approximately 6.0% to 7.0%. Foreign currencies are expected to increase sales by $220 million, due to the appreciation of the Euro and Chinese Yuan.  The acquisition of Sevcon will increase sales by approximately $50 million. Excluding the impact of noncomparable items, operating margin is expected to be in the range of 12.5% to 12.6%. Net earnings are now expected to be within a range of $4.45 to $4.50 per diluted share, with the increase in guidance due to the revised organic sales growth guidance and a decrease in the company's expected tax rate.

Third Quarter 2018 Guidance: The company expects third quarter 2018 organic net sales growth of 4.5% to 6.5%, compared with third quarter 2017 net sales of $2.42 billion. Foreign currencies are expected to decrease sales by approximately $53 million. The acquisition of Sevcon will increase sales by approximately $16 million. Net earnings are expected to be within a range of $1.03 to $1.06 per diluted share.

Financial Results: Net sales were $2,694 million in second quarter 2018, up 12.7% from $2,390 million in second quarter 2017. Excluding the impact of foreign currencies and the acquisition of Sevcon, net sales were up 7.3% compared with second quarter 2017. Net earnings in second quarter 2018 were $272 million, or $1.30 per diluted share, compared with $212 million, or $1.00 per diluted share in second quarter 2017. Net earnings in second quarter 2018 included non-comparable items of $0.11 per diluted share. Net earnings in the second quarter 2017 included net non-comparable items of $0.05 per diluted share. These items are listed in a table below, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies increased net sales by approximately $112 million and increased net earnings by approximately $0.05 per diluted share in second quarter 2018 compared with second quarter 2017. The impact of the acquisition of Sevcon increased net sales by $18 million in the second quarter 2018 compared with second quarter 2017.

For the first six months of 2018, net sales were $5,478 million, up 14.2% from $4,797 million in the first six months of 2017. Net earnings in the first six months of 2018 were $497 million, or $2.36 per diluted share, compared with $401 million, or $1.89 per diluted share, in the first six months of 2017. Net earnings in the first six months of 2018 included net non-comparable items of $0.08 per diluted share. Net earnings in the first six months of 2017 included net non-comparable items of $0.03 per diluted share. These items are listed in a table below, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies increased net sales by approximately $312 million and increased net earnings by approximately $0.13 per diluted share in the first six months of 2018 compared with the first six months of 2017. The impact of the acquisition of Sevcon increased net sales by $38 million in the first six months of 2018 compared with the first six months of 2017.

The company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share:

Net earnings per diluted share	Second Quarter				First Six Months
	2018		2017		2018	2017

U.S. GAAP	$1.30		$1.00		$2.36	$1.89

Non-comparable items:
Restructuring expense	0.11		—		0.14	—
CEO stock awards modification	(0.02)		—		(0.02)	—
Merger and acquisition expense	0.01		—		0.02	—
Gain on commercial settlement	—		—		(0.01)	—
Tax adjustments	(0.21)		(0.05)		(0.21)	(0.03)

Non – U.S. GAAP	$1.18	*	$0.96	*	$2.28	$1.86

*Column does not add due to rounding and/or use of basic vs. diluted shares

Net cash provided by operating activities was $305 million in the first six months of 2018 compared with $399 million in the first six months of 2017. Investments in capital expenditures, including tooling outlays, totaled $269 million in the first six months of 2018, compared with $254 million in the first six months of 2017. Balance sheet debt decreased $(15) million and cash decreased by $(183) million at the end of second quarter 2018 compared with the end of 2017. The company's net debt to net capital ratio was 30.9% at the end of second quarter 2018 compared with 30.0% at the end of 2017.

Engine Segment Results: Engine segment net sales were $1,674 million in second quarter 2018 compared with $1,482 million in second quarter 2017. Excluding the impact of foreign currencies and the acquisition of Sevcon, net sales were up 7.2% from the prior year's quarter. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $279 million in second quarter of 2018. Excluding the impact of foreign currencies and the acquisition of Sevcon, Adjusted EBIT was $268 million, up 10.0% from second quarter of 2017.

Drivetrain Segment Results: Drivetrain segment net sales were $1,034 million in second quarter 2018 compared with $921 million in second quarter 2017. Excluding the impact of foreign currencies and the acquisition of Sevcon, net sales were up 7.4% from the prior year’s quarter. Adjusted EBIT was $116 million in second quarter 2018. Excluding the impact of foreign currencies and the acquisition of Sevcon, Adjusted EBIT was $118 million, up 7.7% from second quarter 2017.

Recent Highlights:

•
The BorgWarner Board of Directors announced the appointment of Frederic Lissalde to president and chief executive officer effective August 1, 2018, at which time he will also join the Board of Directors. Effective on the same date, James R. Verrier will step down from the president and chief executive officer role and serve in a non-executive advisory role to the Board of Directors and CEO to support a successful transition until he retires from the company February 28, 2019.

•
BorgWarner enhances driving performance and fuel economy with its latest electro-hydraulically actuated all-wheel drive (AWD) coupling for Lynk & Co’s first model Lynk & Co 01. A new high-end automotive brand owned by Geely Auto, Lynk & Co focuses on internet connectivity and an innovative buy-or-subscribe purchasing model. Featuring integrated vehicle dynamics software, BorgWarner’s latest AWD coupling is a compact, lightweight solution that distributes torque between the front and rear axle automatically, providing this new SUV with high torque capacity for improved fuel economy and enhanced stability, traction and handling.

•
BorgWarner has opened a new 100,000 square-foot technical center in Noblesville, Indiana. Combining operations from existing facilities in Anderson and Pendleton, Indiana, the new technical center features a state-of-the-art lab which increases the company’s research and development capacity to meet growing customer demand for these products by expanding the prototype building and testing capabilities for its electrified products. The building’s thoughtful, open concept office space is designed to spur employee collaboration and creativity to assist BorgWarner in maintaining its position as a global leader in providing clean and efficient vehicle propulsion solutions.

•
BorgWarner’s latest variable cam timing (VCT) system delivers improved engine efficiency and fuel economy for the new Hyundai Gamma II engine. For the engine’s intake valve timing, BorgWarner supplies a variable force solenoid (VFS) and patented passive torsional assist (TA) phaser with mid-position lock (MPL) and integrated center bolt hydraulic control valve. For exhaust valve timing, the company supplies the VFS and TA phaser with integrated center bolt valve. The 1.6-liter I4 gasoline engine launched in the Kia K3 Forte/Cerato and is expected to power a growing number of vehicles for markets in South Korea, China and North America over the next few years.

At 9:30 a.m. ET today, a brief conference call concerning second quarter 2018 results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 66 locations in 18 countries, the company employs approximately 29,000 worldwide. For more information, please visit borgwarner.com.

# # #

Statements contained in, or incorporated by reference into this presentation, future filings by us with the Securities and Exchange Commission (“SEC”), and oral statements made by, or with the approval of, our authorized personnel, that relate to our future performance or future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “aim,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast,” “contemplation” or “currently envisions” and similar phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, our expectations may not prove to be correct. Forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control, which could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties, among others, include: our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; and future changes in laws and regulations in the countries in which we operate. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this presentation and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Forward-looking statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. We may change our intentions, beliefs or expectations at any time and without notice, based upon any change in our assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$2,694.0	$2,389.7	$5,478.3	$4,796.7
Cost of sales	2,114.8	1,876.8	4,307.3	3,767.5
Gross profit	579.2	512.9	1,171.0	1,029.2

Selling, general and administrative expenses	236.0	215.1	489.4	434.1
Other expense (income), net	30.4	(0.3)	35.3	5.5
Operating income	312.8	298.1	646.3	589.6

Equity in affiliates’ earnings, net of tax	(13.0)	(14.4)	(23.2)	(24.1)
Interest income	(1.4)	(1.4)	(2.9)	(2.9)
Interest expense and finance charges	14.9	18.0	31.0	36.0
Other postretirement income	(2.4)	(1.4)	(5.0)	(2.6)
Earnings before income taxes and noncontrolling interest	314.7	297.3	646.4	583.2

Provision for income taxes	30.4	76.2	125.3	162.5
Net earnings	284.3	221.1	521.1	420.7

Net earnings attributable to the noncontrolling interest, net of tax	12.5	9.1	24.2	19.5
Net earnings attributable to BorgWarner Inc.	$271.8	$212.0	$496.9	$401.2

Earnings per share — diluted	$1.30	$1.00	$2.36	$1.89

Weighted average shares outstanding — diluted	209.857	211.478	210.312	211.857

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Capital expenditures, including tooling outlays	$108.3	$123.3	$268.7	$254.2

Depreciation and amortization	$109.1	$99.8	$218.3	$197.1

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Engine	$1,674.3	$1,481.8	$3,390.4	$2,977.2
Drivetrain	1,034.1	921.0	2,117.0	1,845.9
Inter-segment eliminations	(14.4)	(13.1)	(29.1)	(26.4)
Net sales	$2,694.0	$2,389.7	$5,478.3	$4,796.7

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Engine	$278.8	$243.3	$559.0	$489.5
Drivetrain	116.3	109.2	237.3	213.6
Adjusted EBIT	395.1	352.5	796.3	703.1
Restructuring expense	31.2	—	38.7	—
Merger, acquisition and divestiture expense	1.0	—	3.2	—
Lease termination settlement	—	—	—	5.3
Other income, net	—	—	(4.8)	—
Other postretirement income	(2.4)	(1.4)	(5.0)	(2.6)
Corporate, including equity in affiliates' earnings and stock-based compensation	37.1	40.0	89.7	84.1
Interest income	(1.4)	(1.4)	(2.9)	(2.9)
Interest expense and finance charges	14.9	18.0	31.0	36.0
Earnings before income taxes and noncontrolling interest	314.7	297.3	646.4	583.2
Provision for income taxes	30.4	76.2	125.3	162.5
Net earnings	284.3	221.1	521.1	420.7
Net earnings attributable to the noncontrolling interest, net of tax	12.5	9.1	24.2	19.5
Net earnings attributable to BorgWarner Inc.	$271.8	$212.0	$496.9	$401.2

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	June 30, 2018	December 31, 2017
Assets

Cash	$361.9	$545.3
Receivables, net	2,131.0	2,018.9
Inventories, net	800.2	766.3
Prepayments and other current assets	185.1	145.4
Assets held for sale	65.5	67.3
Total current assets	3,543.7	3,543.2

Property, plant and equipment, net	2,825.7	2,863.8
Other non-current assets	3,407.8	3,380.6
Total assets	$9,777.2	$9,787.6

Liabilities and Equity

Notes payable and other short-term debt	$70.5	$84.6
Accounts payable and accrued expenses	2,122.1	2,270.3
Income taxes payable	12.4	40.8
Liabilities held for sale	31.3	29.5
Total current liabilities	2,236.3	2,425.2

Long-term debt	2,102.5	2,103.7
Other non-current liabilities	1,384.4	1,432.8

Total BorgWarner Inc. stockholders’ equity	3,960.3	3,716.8
Noncontrolling interest	93.7	109.1
Total equity	4,054.0	3,825.9
Total liabilities and equity	$9,777.2	$9,787.6

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2018	2017
Operating
Net earnings	$521.1	$420.7
Depreciation and amortization	218.3	197.1
Deferred income tax (benefit) provision	(34.5)	38.8
Restructuring expense, net of cash paid	30.8	—
Stock-based Compensation Expense	21.9	24.3
Equity in affiliates’ earnings, net of dividends received, and other	(26.9)	(10.4)
Net earnings adjusted for non-cash charges to operations	730.7	670.5
Changes in assets and liabilities	(425.5)	(271.3)
Net cash provided by operating activities	305.2	399.2

Investing
Capital expenditures, including tooling outlays	(268.7)	(254.2)
Proceeds from asset disposals and other	5.1	1.0
Payments for venture capital investment	(3.0)	(2.0)
Net cash used in investing activities	(266.6)	(255.2)

Financing
Net increase (decrease) in notes payable	0.8	(32.0)
Additions to long-term debt, net of debt issuance costs	19.4	—
Repayments of long-term debt, including current portion	(14.3)	(12.5)
Payments for debt issuance cost	—	(2.4)
Payments for purchase of treasury stock	(110.5)	(84.7)
Payments for stock-based compensation items	(15.1)	(1.9)
Dividends paid to BorgWarner stockholders	(71.1)	(59.1)
Dividends paid to noncontrolling stockholders	(24.9)	(21.7)
Net cash used in financing activities	(215.7)	(214.3)

Effect of exchange rate changes on cash	(6.3)	13.7

Net decrease in cash	(183.4)	(56.6)

Cash at beginning of year	545.3	443.7
Cash at end of period	$361.9	$387.1